Exhibit 10.29

Strictly confidential

AMENDMENT TO SETTLEMENT AGREEMENT

This agreement (this “Agreement”) amends the Settlement Agreement, as of June 29, 2023 (the “Settlement Agreement”) and is made and entered into effective as of December 19, 2023 (the “Effective Date”), by and among (i) Vision Lite, a French société par actions simplifiée, having its registered office at Route d’Irigny – 69530 Brignais, registered under identification number 790 945 422 RCS Lyon (the “Company” or “Vision Lite”) and (ii) PONTON, a French société par actions simplifiée, having its registered office at Route d’Irigny – 69530 Brignais, registered under identification number 795 336 585 RCS Lyon, represented by its President, Mr. Carl Putman (“Ponton”); (iii) Mr. Carl Putman, born September 5, 1955, residing 16, quai Rambaud, 69002 Lyon (“Mr. Putman”); and (iv) Gauzy Ltd., a company organized under the laws of the State of Israel, having its principal offices at the 14 Hatchiya St., Tel-Aviv, Israel 6816914 (“Gauzy” or the “Purchaser”) .

Reference is made to the Settlement Agreement and the share purchase agreement (the “SPA”) dated as of February 7, 2021, as amended on July 27, 2021; January 16, 2022 , March 28, 2022 and June 22 2023 by and among (i) Vision Lite, (ii) Ponton (iii) Mr. Carl Putman, (iv) Gauzy Ltd., and (v) REFUGE, a French société par actions simplifiée, having its registered office at 9 rue Pierre Curie, 69500 Bron, registered under identification number 795 336 213 RCS Lyon, represented by its President Ms. Catherine Robin (“Refuge”).

The above parties shall be referred to hereinafter, each as a “Party” and collectively, the “Parties”, being specified that Refuge is not a Party to this Agreement nor the Settlement Agreement.

Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the SPA entered into by and between notably the Parties.

RECITALS

WHEREAS, pursuant to the SPA, the Purchaser has acquired one hundred percent (100%) of the Equity Securities of the Company as of January 26, 2022 (the “Acquisition”);

WHEREAS, Mr. Putman was the Chairman (President) of the Company and departed from his position as Chairman as well as all other corporate duties within the Group effective on October 31, 2023;

WHEREAS, Ponton is the owner of 62,833 series D convertible preferred shares and 40,841 warrants for series D convertible preferred shares of Gauzy (together “Ponton Securities”), which were subscribed in relation to the Acquisition and subsequently pursuant to certain Series D Share Purchase Agreement, as such term is defined in Section 5 below, entered by and between Gauzy and the investors thereto, including Ponton;

WHEREAS, on June 29th 2023 the Parties hereto entered into a Settlement Agreement under which terms the Parties agreed to a full and exhaustive settlement both under conditions of the SPA and additional conditions as proscribed in the Settlement Agreement, in order to take into account the managerial transition in anticipation of the departure of Mr. Putman from the Company;

WHEREAS, considering that following a change of events the Parties involved have agreed to waive and amend certain terms and conditions of the Settlement Agreement, the Parties agree that in the event of any inconsistencies or contradictions between this Agreement, the Settlement Agreement and the SPA, the terms and provisions of this Agreement shall supersede and prevail;

NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Parties hereby agree to enter into this Agreement as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1.	The recitals to this Agreement and the exhibits and schedules attached hereto constitute integral parts hereof.

1.2.	Section headings are included in this Agreement for convenience only and shall not be used in the interpretation thereof and in no way alter, modify, amend, limit, or restrict any contractual obligations of the Parties.

1.3.	All provisions of the Settlement Agreement and SPA concerning matters of construction and interpretation shall apply to this Agreement.

2.	FIRST EARN-OUT AMOUNT

Reference being made hereby to Section 2.8 (Earn-Out) of the SPA, the Parties agree the following conditions regarding the First Earn-Out Amount and the First Earn-Out Payment:

2.1.	Ponton’s Relevant Portion of the First Earn-Out Amount shall be reduced by € 600,000, (from € 2,400,000 to € 1,800,000) and paid in cash to Ponton as an Individual Seller in two installments as follows:

		Ponton’s Relevant Portion of the First Earn-Out Amount
(i)	Amount to be paid by: December 31 2023	€1,500,000
(ii)	Amount to be paid by: February 29 2024	€300,000
	Total	€1,800,000

3.	SECOND EARN-OUT AMOUNT

Reference being made hereby to Section 2.8 (Earn-Out) of the SPA and Section 3 of the Settlement Agreement, the Parties agree the following conditions regarding the Second Earn-Out Amount:

3.1.	Ponton’s Relevant Portion of the Second Earn-Out Amount shall be reduced by € 800,000 and paid in cash to Ponton at the latest of thirty (30) days of the delivery of the Financial Statements for the Second Earn-Out Period and April 30, 2024.

3.2.	For the avoidance of doubt Ponton’s relevant portion of the Second Earn Out Amount Shall be one of the following:

(1)	€0 if the Company fails to achieve eighty percent (80%) of the Second Target Revenue;

(2)	€ 40,000 if the Company achieves eighty percent (80%) or more of the Second Target Revenue;

(3)	€ 950,000 if the Company achieves ninety percent (90%) or more of the Second Target Revenue;

(4)	€ 1,300,000 if the Company achieves one hundred percent (100%) or more of the Second Target Revenue.

3.3.	Non payment of the Earn-Ous shall be considered a breach of this Agreement.

4.	ADVISORY FEES

Within 30 days following the receipt of an invoice, Ponton represented by its legal representative Mr. Putman shall receive fees representing a total cost for the Company of € 7,500 for all advisory services rendered to the Group since his departure from his position as Chairman as well as all other corporate duties within the Group effective on October 31, 2023 and up to the Effective date in return for which declares himself satisfied as to all his rights and claims resulting from the formation, the performance and termination of his advisory relations with the Company.

5.	WAIVER AND RELEASE :

5.1.	Mr. Putman (acting also on behalf of Ponton) (i) declares himself satisfied as to all his rights and claims resulting from the formation, performance and termination of his position of Chairman (President) of the Company and/or contractual relations with the Company including his advisory relations with the Company, or any other entity of the Group and (ii) acknowledges that he no longer has any claim to make as a result of any such formation, performance and termination of his position of Chairman (President) of the Company and/or contractual relations with the Company or any other entity of the Group including his advisory relations with the Company, with respect to the Company and its general management, or any other entity/company belonging to the same Group as the Company, in France or abroad.

5.2.	In particular, Mr. Putman (acting also on behalf of Ponton) renounces to any action relating to the formation, performance and termination of his position of Chairman (President) of the Company and/or contractual relations, whatever the nature thereof, whether civil, administrative or criminal, against the Company or its officers, its employees as well as all other companies belonging to the same Group as the Company, in France and abroad.

In parallel to the acknowledgments and renunciations made by Mr. Putman (also acting on behalf of Ponton) as outlined in clauses 4.1 and 4.2, the Company hereby:

5.3.	(i) Declares itself satisfied regarding any and all rights and claims that might arise from the formation, performance, and termination of Mr. Putman’s (and Ponton’s) position as Chairman (President) of the Company, as well as their contractual relations with the Company or any other entity within the Group.

5.4.	(ii) Acknowledges that it will not initiate or pursue any legal actions, of any nature, whether civil, administrative, or criminal, against Mr. Putman (and Ponton) related to the formation, performance, and termination of their roles and contractual relations with the Company or any other entity within the Group.

5.5.	This release is, however, subject to the condition that it does not apply to any matters, actions, or circumstances that the Company was not aware of as of the effective date of this agreement.

6.	CONFIDENTALITY

6.1.	The Parties agree to keep the present Agreement and the circumstances surrounding it strictly confidential, and consequently refrain from making direct or indirect reference to it or disclosing it for any reason whatsoever to third parties (excluding their respective counsel), except as required by law, judicial or regulatory authority. In this case, the Party to whom the request is addressed undertakes to inform the other Party immediately and prior to any communication of the agreement.

6.2.	Mr. Putman undertakes not to use for his own account or for the account of others, including any company, any confidential information of which he may have become aware, in particular concerning the financial, economic, commercial and administrative situation of the Company and of any company/entity to which it belongs.

7.	NON DISPARAGEMENT – LOYALTY

7.1.	Mr. Putman (directly or indirectly through his holding Ponton) undertakes not to do anything, say, suggest or undertake, nor authorize anyone to say or undertake anything that could harm the image, the consideration or the interests of the Group or of any of its direct or indirect shareholders or managers, past, present or future, including by implying that the Group, its managers or their shareholders have not respected their obligations. Mr. Putman (directly or indirectly through his holding Ponton) also undertakes not to solicit, canvass or employ current employees or corporate officers of any of the Group’s entities for a period of twenty-four (24) months from the date of this Agreement.

7.2.	Any violation of the provisions outlined in section 7.1 above shall be deemed a significant breach of this agreement. Consequently, such a breach shall absolve the Group from any and all obligations set forth in this agreement, with specific regard to sections 2 and 3, which pertain to the disbursement of Earn-Out Amounts.

7.3.	More generally, the Parties agree to perform the Agreement in good faith and with loyalty.

8.	GENERAL

8.1.	This Agreement forms an integral part of the SPA binding only the Parties and except as specifically modified in this Agreement, the provisions and terms set forth in the SPA shall remain in full force and effect and shall apply to this Agreement, mutatis mutandis.

8.2.	In the event of any conflicting provisions between the terms and conditions of this Agreement and the provisions of Settlement Agreement and/or the SPA, the terms and conditions of this Agreement shall prevail.

8.3.	This Agreement hereby incorporates by reference Section 10.3 of the SPA.

8.4.	This Agreement is being entered into in accordance with the provisions of Section 10.1 of the SPA and shall become effective upon execution thereof by the Parties hereto.

8.1.	This Agreement may be executed and delivered by facsimile, portable document format (.pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (including DocuSign), and in multiple counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Signature Page to Follow]

IN WITNESS WHEREOF the parties have signed this Agreement as of the date first hereinabove set forth.

GAUZY LTD:

By:	/s/ Eyal Peso
Name:	Eyal Peso
Title:	CEO

IN WITNESS WHEREOF the parties have signed this Agreement as of the date first hereinabove set forth.

COMPANY:

VISION LITE

By:	/s/ Eyal Peso
Name:	Mr. Eyal Peso
Title:	President

PONTON:

By:	/s/ Carl Putman
Name:	Mr. Carl Putman
Title:	President

Mr. Putman

/s/ Carl Putman